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                                                                    EXHIBIT 99.1


                                   CHANCELLOR

                       M E D I A   C O R P O R A T I O N

FOR IMMEDIATE RELEASE                                          News Announcement


          CHANCELLOR MEDIA COMPLETES REVIEW OF STRATEGIC ALTERNATIVES,
              ANNOUNCES STRATEGIC, OPERATIONAL AND FINANCIAL STEPS
                           TO BUILD SHAREHOLDER VALUE

   - Chancellor and LIN Television Jointly Terminate Their Merger Agreement -

    - Chancellor Chairman Thomas O. Hicks Named CEO Following Resignation of Jeffrey A. Marcus, Who Will Continue to Serve on Chancellor's Board -

 - James E. de Castro Named Vice Chairman of Chancellor Media and President/CEO
            of Its Newly Formed Chancellor Radio and Outdoor Group -

   - R. Steven Hicks Named Vice Chairman of Chancellor Media and President/CEO
              of Its Newly Formed Chancellor Media Services Group -

                - Chancellor to Form New Internet Business Unit -

          - Hicks Muse Plans to Invest Up to $500 Million in Chancellor Through Open-Market or Negotiated Purchases -


DALLAS, March 15, 1999 - Chancellor Media Corporation (Nasdaq: AMFM) today announced a series of steps to better position the Company strategically, operationally and financially, and thereby to build value for all Chancellor shareholders. The steps follow completion of the review of strategic alternatives announced by the Company on January 20.

Thomas O. Hicks, chairman of Chancellor Media, has been appointed the Company's chief executive officer following the resignation of Jeffrey A. Marcus. Mr. Hicks, who is also chairman and chief executive officer of Hicks, Muse, Tate & Furst Incorporated, said: "Over the past two months, Chancellor, in consultation with its outside financial advisors, has actively explored a broad range of strategic alternatives, including but not limited to the sale, merger or consolidation of one or more of the operating divisions of the Company or the entire company.

"Having completed that process, and having held discussions with a number of potential strategic partners, including some that have indicated they may want to propose a strategic transaction in the future, we have concluded that given the current business and regulatory environment, including various transactions still awaiting regulatory and shareholder approval, we can best build shareholder

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CHANCELLOR MEDIA CORPORATION, 3/15/99                                     PAGE 2





value at the present time by pursuing a number of strategic, operational and financial initiatives that will streamline Chancellor's operations and focus its resources on the fast-growing radio and outdoor-advertising business."

The steps being taken include:

o the termination of the merger agreement between Chancellor and LIN Television Corporation. This action reflects the preference expressed by a number of investors and Chancellor's determination to focus primarily on its radio and outdoor-advertising businesses. Hicks Muse will retain, and continue to build, LIN Television Corporation as an independent enterprise within the Hicks Must investment portfolio, under the continuing, highly successful leadership of LIN president and chief executive officer Gary R. Chapman.

o the appointments of James E. de Castro, 46, currently president of the Chancellor Radio Group and a Chancellor director, as president and chief executive officer of the newly created Chancellor Radio and Outdoor Group, and of R. Steven Hicks, 49, currently president and chief executive officer of Capstar Broadcasting, as president and chief executive officer of the newly created Chancellor Media Services Group, whose activities will include a new Internet initiative as well as developing and providing to the Chancellor Radio Group and other media companies various programming, sales training, digital technology, traffic, billing and yield management systems. In addition, Steve Hicks will oversee Katz Media, the leading media representation company. James A. McLaughlin, currently president of Chancellor Outdoor Group, will continue in his present position and will report to Mr. de Castro, as will Ken O'Keefe, who has been appointed chief operating officer of Chancellor Radio. Stuart O. Olds, president of Katz Radio Group, a wholly owned subsidiary of Chancellor's Katz Media unit, will report to Steve Hicks. Mr. de Castro and Mr. Steve Hicks will also join Chancellor chairman Tom Hicks as vice chairmen in a newly created Office of the Chairman. In their new roles, Tom Hicks, Jimmy de Castro, and Steve Hicks will share responsibilities previously held by Chancellor president and chief executive officer Jeffrey A. Marcus, who has resigned from his executive positions at the Company effective immediately, but who will continue to serve on the Company's Board. Both Jimmy de Castro and Steve Hicks will report directly to Tom Hicks. Steve Hicks has also been named to Chancellor's Board, bringing the number of Board members to eleven.

o the appointment of D. Geoffrey Armstrong as acting chief financial officer, succeeding Thomas P. McMillin, who has resigned. Mr. Armstrong joined Capstar Broadcasting in September 1998 as

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CHANCELLOR MEDIA CORPORATION, 3/15/99                                     PAGE 3




chief operating officer, having previously held a number of senior positions at SFX Broadcasting, Inc. including chief financial officer, executive vice president and chief operating officer. Under a management realignment that is part of an initiative to reduce the Company's overhead by approximately $15 million, Eric C. Newman, senior vice president for corporate development, has resigned and will return to Hicks Muse as a Principal. Chancellor emphasized that it has no plans to reduce staffing at any of its operating units in connection with the realignment.

o the appointment of William S. Banowsky, Jr., currently executive vice president and general counsel at Capstar Broadcasting, as Chancellor's general counsel, succeeding Richard A.B. Gleiner, who is leaving the Company.

o Chancellor Board approval of an Internet initiative that will integrate local web portals maintained for each of Chancellor's radio stations with various e-commerce and marketing opportunities. Chancellor believes this initiative, which has been structured to have minimal impact on Chancellor's financial resources, has the potential to be a major growth opportunity. Chancellor expects to formally announce this strategic Internet initiative in the near future.

o the planned purchase by Hicks Muse of up to $500 million of Chancellor stock through open-market or negotiated purchases beginning shortly. The new Hicks Muse investment would bring the firm's total cash equity investments since 1994 in Chancellor and in Capstar Broadcasting Corporation (NYSE: CRB), whose merger with Chancellor is currently pending, to $1.35 billion, and its ownership interest in Chancellor after giving effect to all currently pending transactions to approximately 29 percent on a fully diluted basis assuming the planned purchase by Hicks Muse were to be made at Chancellor's closing market price of $44.375 per share on Friday, March 12, 1999.

Chancellor expects to record a charge of approximately $20 million to $25 million in its first quarter ending March 31, 1999, in connection with severance payments and other costs related to its operational realignment.

Tom Hicks said: "The actions announced today demonstrate the determination of the Chancellor Board to strengthen Chancellor strategically, operationally and financially, thereby building Chancellor's value for all shareholders. And the additional investment of up to $500 million by Hicks Muse reflects our continuing strong commitment to Chancellor and our confidence in its growth prospects and earnings potential."

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CHANCELLOR MEDIA CORPORATION, 3/15/99                                     PAGE 4





Commenting on the termination of the Chancellor/LIN merger agreement, Tom Hicks said: "My colleagues and I at Hicks Muse, Chancellor and LIN believe that there would have been advantages in having major radio, television and outdoor advertising assets under a single corporate umbrella.

"We also believe, however, in listening to the views of our fellow investors. In this instances, a number of those investors have made it clear that they prefer Chancellor Media to remain focused on the radio and outdoor advertising businesses, and prefer LIN Television to continue as the strong, successful standalone company it is today."

With regard to the management realignment at Chancellor, Mr. Hicks said: "The leadership, energy and strategic vision that Jeff Marcus has demonstrated as chief executive officer and a board member have been of great value in the evolution of Chancellor. Jeff has been instrumental in transforming Chancellor into the strong, diversified, highly competitive enterprise it is today. Now the time has come to turn over senior management responsibilities to two seasoned operating executives whose track record in building and running successful radio broadcasting enterprises is universally recognized and admired. On behalf of the Company, I want to thank Jeff for his contributions to Chancellor to date, and express my gratitude that he will continue to serve Chancellor as a member of the Company's Board. I am also pleased that Jeff has agreed to serve on the Board of LIN Television."

Mr. Marcus said: "It has been a privilege to work with Tom Hicks, Jimmy de Castro and Steve Hicks as together we have assembled one of America's premier media platforms. I want to express my appreciation to the talented and dedicated people throughout our organization who have helped to make Chancellor one of the strongest, most profitable and fastest-growing companies in the media industry. I am confident that the steps announced today will help Chancellor's Board and management achieve the Company's long-term value enhancement objectives."

Commenting on Chancellor's new senior management team, Tom Hicks said: "At Chancellor Media, Jimmy de Castro has demonstrated time and time again that he is the industry's best radio station operating executive, bar none. As founder and head of Capstar Broadcasting, Steve Hicks has built Capstar into the nation's largest radio group in terms of station count, with 344 stations in 82 mid-sized markets nationwide. Capstar's 1998 consolidated net revenues were $517.5 million, and its 1998 broadcast cash flow was $212.9 million.

"With Jimmy as head of its Radio and Outdoor Group, with Steve as head of Chancellor's Media Services Group, and with both joining me as members of our newly created Office of the Chairman,

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CHANCELLOR MEDIA CORPORATION, 3/15/99                                     PAGE 5





I believe we have a winning team that can take Chancellor to the next strategic, operational and financial level."

Mr. Hicks noted that the combined Chancellor/Capstar enterprise will be the leading major radio group in the United States based on station count, revenues, broadcast cash flow and same-station broadcast cash flow growth. Based on information contained in their respective public filings, the combined Chancellor/Capstar achieved, on a pro forma, "same store" basis, 1998 consolidated net revenues up 14 percent, to $2.1 billion and 1998 broadcast cash flow up 24 percent, to $939 million.

Mr. Hicks said: "Chancellor Media is taking the steps needed to become a great company and great investment. I have been involved in the radio industry all my life. Nothing means more to me, personally or professionally, than enabling Chancellor to realize its tremendous potential and to build value for all of its shareholders. That is my personal commitment - a commitment shared by all of my colleagues on the Board and management of Chancellor as well as all of my partners at Hicks Muse. I am confident that together we will accomplish our strategic, operational and financial objectives and add a proud new chapter to the Chancellor story."

With respect to assets that were to have been part of a combined Chancellor/LIN entity, Chancellor will assign to LIN its agreements to acquire Televicentro de Puerto Rico, the owner of WAPA-TV in San Juan, and Petry Media Corporation, a television national sales representation firm.

Chancellor Media Corporation, with reported 1998 net revenues of $1.27 billion and broadcast cash flow of $591.8 million, is a diversified media company consisting of the Chancellor Radio and Outdoor Group, and the Chancellor Media Services Group, including Katz Media, the leading media representation firm. Reflecting announced transactions, Chancellor Radio Group will be the nation's largest radio broadcasting entity with 469 stations in 106 markets reaching a weekly listener base of 66 million people. Through the AMFM Radio Networks, Chancellor offers syndicated programming nationwide. Chancellor Outdoor Group is the nation's fifth-largest outdoor advertising company, operating over 41,000 display faces nationwide. Chancellor's Katz Media is the only full-service media representation firm in the United States serving multiple types of electronic media. Chancellor Marketing Group is a full service, sales promotion firm developing and integrating marketing programs for Fortune 100 companies.

The news announcement contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Key risks are described in Chancellor's reports filed with

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CHANCELLOR MEDIA CORPORATION, 3/15/99                                     PAGE 6






the U.S. Securities and Exchange Commission. Readers should note that these statements may be impacted by several factors, including economic changes and changes in the broadcasting industry generally and, accordingly, the Company's actual performance and results may vary from those stated herein and Chancellor undertakes no obligation to update the information contained herein.

Contacts:         Chancellor Media Corporation
                  Deborah R. Jacobson
                  Senior Vice President of Investor Relations
                  401/457-9403 or 214/922-8700

                  Joseph N. Jaffoni or David C. Collins
                  Jaffoni & Collins Incorporated
                  212/835-8500; amfm@jcir.com

                  Hicks, Muse, Tate & Furst
                  Roy Winnick or Mark Serner
                  Kekst and Company
                  212/521-4842 or 4802

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